EXHIBIT 99

                             EXPLANATION OF RESPONSE



(1) The option vested in three annual installments of 400 shares, 400 shares and 200 shares, respectively, beginning on August 24, 1999.

(2) Does not reflect a 554.9338-for-1 stock split to be effective immediately to the closing of the issuer's initial public offering.

(3) The option vested in three equal annual installments beginning on August 24, 2001.

(4) The option vested in two annual installments of 102.8425 shares and 63.0325 shares, respectively, beginning on August 24, 2000.

(5) The option vested in three annual installments of 39.46 shares, 103.5825 shares and 103.5825 shares, respectively, beginning on August 24, 2001.

(6) The option is immediately exercisable as to 168.75 shares of Common Stock, and becomes exercisable as to the remaining 56.25 shares of Common Stock on November 1, 2004.

(7) The option is immediately exercisable as to 75 shares of Common Stock, and becomes exercisable as to the remaining 25 shares of Common Stock on November 1, 2004.

(8) The option is immediately exercisable as to 75 shares of Common Stock, and the remainder becomes exercisable in two equal installments of 37.5 shares of Common Stock on February 8, 2005 and February 8, 2006, respectively.

(9) The option is immediately exercisable as to 22.5 shares of Common Stock, and the remainder becomes exercisable in three equal installments of 22.5 shares of Common Stock beginning on December 24, 2004.

(10) The option is immediately exercisable as to 30 shares of Common Stock, and the remainder becomes exercisable in three equal annual installments of 30 shares of Common Stock beginning on January 1, 2005.